Exhibit 99.1

Hutchinson Technology Announces Convertible Debt Offering and Private Exchange

HUTCHINSON, Minn., October 20, 2014 (GLOBE NEWSWIRE) – Hutchinson Technology Incorporated (Nasdaq: HTCH) (“Hutchinson Technology”) today announced the pricing of a registered direct offering of $37.5 million aggregate principal amount of its unsecured 8.50% Convertible Senior Notes due 2019 (the “Convertible Notes”). The Convertible Notes will bear interest at a rate of 8.50% per year. Interest will be payable semi-annually in arrears on April 30 and October 31, beginning on April 30, 2015. The Convertible Notes will mature on October 31, 2019. The offering is expected to close on October 23, 2014, subject to the satisfaction of customary closing conditions. Certain beneficial holders of the Convertible Notes have the right to require Hutchinson Technology to repurchase for cash up to $7.5 million aggregate principal amount of the Convertible Notes, plus accrued and unpaid interest, if any (the “Partial Put Right”), during the 120-day period commencing on October 23, 2014.

After deducting estimated offering expenses, Hutchinson Technology expects to receive net proceeds of approximately $35.75 million, of which $7.5 million will be used to fund an escrow for the benefit of certain beneficial holders in connection with the Partial Put Right. Hutchinson Technology will use the proceeds from the offering and cash on hand to fund the repayment, repurchase or redemption of its existing 8.50% Convertible Senior Notes due 2026. Hutchinson Technology has agreed to escrow $35 million for this purpose.

Houlihan Lokey Capital, Inc. is acting as placement agent for the offering of the Convertible Notes.

A shelf registration statement (File No. 333-189269), including a prospectus, with respect to the offering was previously filed by Hutchinson Technology with the Securities and Exchange Commission and declared effective on June 21, 2013. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. The offering will be made only by means of the prospectus supplement and the accompanying prospectus. Any offer or sale of the Convertible Notes will be made only by means of the written prospectus supplement forming part of the effective registration for the offering of the Convertible Notes.

Hutchinson Technology also announced an agreement providing for the exchange with a certain holder of $15 million aggregate principal amount of its outstanding 8.50% Senior Secured Second Lien Notes due 2017 (the “Exchanged Notes”) for 2.5 million shares of Hutchinson Technology’s common stock and warrants to purchase an additional 2.5 million shares of Hutchinson Technology’s common stock on a cashless basis at an exercise price of $0.01 per share. The Exchanged Notes will be cancelled, resulting in a corresponding reduction of the aggregate principal amount of the 8.50% Senior Secured Second Lien Notes due 2017. The private exchange is scheduled to close on October 23, 2014, subject to the satisfaction of customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the above-referenced financing transactions and use of proceeds from the offering of the Convertible Notes. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823